Exhibit 99.2

ALBANY INTERNATIONAL CORP.

216 Airport Drive

Rochester, New Hampshire 03867

May 28, 2019

Standish Family Holdings, LLC

J.S. Standish Co.

c/o Barrantys LLC

120 W. Tupper Street

Suite 200

Buffalo, NY 14201

Ladies and Gentlemen:

Reference is made to the proposed sale by J.S. Standish Company and Standish Family Holdings, LLC (the “Selling Stockholders”) of certain shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”) issuable upon conversion of an equal number of shares of Class B Common Stock, par value $0.001 per share, of Albany International Corp. (the “Corporation”) in the form of an underwritten secondary registered public offering (the “Secondary Offering”).

In consideration of the Corporation’s assistance in connection with the Secondary Offering, the Corporation and the Selling Stockholders hereby agree that, whether or not the transactions contemplated by the Secondary Offering are consummated, the Selling Stockholders will pay, or reimburse the Corporation for payment of, or cause to be paid or reimbursed, all out-of-pocket costs and expenses of the Corporation incident to the Secondary Offering, including, without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Shares; (ii) the costs incident to the preparation, printing and filing under the Securities Act of 1933, as amended, of any registration statement, preliminary prospectus, issuer free writing prospectus, pricing disclosure package and prospectus (including all exhibits, amendments and supplements thereto) and the distribution thereof; (iii) documented fees and expenses of the Corporation’s counsel and independent accountants; (iv) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Shares under the laws of such jurisdictions as the underwriters for the Secondary Offering may designate and the preparation, printing and distribution of a blue sky memorandum (including the related documented fees and expenses of counsel for the underwriters); (v) the costs and charges of the Corporation’s transfer agent and any registrar; (vi) all expenses and application fees incurred in connection with any filing with, and clearance of the Secondary Offering by, the Financial Industry Regulatory Authority, Inc. (including the related documented fees and expenses of counsel for the underwriters for the Secondary Offering); (vii) all expenses incurred by the Corporation in connection with any “road show” presentation to potential investors; and (viii) all expenses and application fees related to the listing of the shares of Class A Common Stock on the New York Stock Exchange.

This letter agreement will be governed by and construed in accordance with the laws of the State of New York. This letter agreement may be executed and delivered in counterparts (including by .pdf or facsimile transmission), each of which will be deemed an original.

If the foregoing is in accordance with your understanding, please sign and return a counterpart hereof, whereupon this letter and the acceptance by each of you thereof shall constitute a binding agreement between the Corporation and each of you in accordance with its terms.

Very truly yours,
ALBANY INTERNATIONAL CORP.

By	/s/ Stephen M. Nolan
Name: Stephen M. Nolan
Title: Chief Financial Officer and Treasurer

[Signature Page to Fee Letter Agreement]

Acknowledged and agreed:
STANDISH FAMILY HOLDINGS, LLC

By	/s/ Lee C. Wortham
Name: Lee C. Wortham
Title: Treasurer
J.S. STANDISH CO.

By	/s/ Lee C. Wortham
Name: Lee C. Wortham
Title: Treasurer

[Signature Page to Fee Letter Agreement]